EXHIBIT 10.2
SEPARATION AGREEMENT AND
RELEASE OF ALL CLAIMS
THIS SEPARATION AGREEMENT AND RELEASE OF ALL CLAIMS (“Agreement”) is made and entered into by and between Michael P. Kelty (“Employee”), and The Scotts Company LLC (“Company”);
WHEREAS, Employee has elected to voluntarily retire from his employment with Company effective November 1, 2005 (the “Retirement Date”);
WHEREAS, Employee and Company wish to enter into an agreement providing for an orderly separation of Employee’s employment with Company and providing for pay and additional consideration for Employee to which Employee is not or may not be otherwise entitled;
NOW THEREFORE, in exchange for and in consideration of the promises and covenants contained herein, along with other good and valuable consideration, the receipt of which is expressly acknowledged hereby, the parties agree as follows:
     1. Retirement Benefits. Company agrees to pay Employee retirement pay and benefits as set forth on the attached Exhibit A (the “Retirement Benefits”), incorporated herein by reference. The Retirement Benefits described herein shall be the only amounts paid by or on behalf of Company, and no interest on this amount shall be paid. Employee otherwise acknowledges hereby the receipt of all wages and other compensation or benefits to which Employee is entitled as a result of Employee’s employment with Company through the Retirement Date.
     2. Release of Claims. Employee, on behalf of Employee and Employee’s spouse, personal representatives, administrators, minor children, heirs, assigns, wards, agents, and all other persons claiming by or through Employee, does hereby forever release and discharge Company and its respective officers, directors, shareholders, agents, employees, affiliates, subsidiaries, divisions, predecessors, successors, and assigns (the “Released Parties”) from any and all charges, claims, demands, judgments, causes of action, damages, expenses, costs, and liabilities of any kind whatsoever. Employee expressly acknowledges that the claims released by this paragraph include all rights and claims relating to Employee’s employment with Company and the termination thereof, including without limitation any claims Employee may have under the Age Discrimination in Employment Act, as amended by the Older Worker Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act, the Worker Adjustment Retraining and Notification (WARN) Act, Ohio Revised Code Chapter 4112, and any other federal, state, or local laws or regulations governing employment relationships. This release specifically and without limitation includes a release and waiver of any claims for employment discrimination, wrongful discharge, breach of contract, or promissory estoppel, and extends to all claims of every nature and kind, whether known or unknown, suspected or unsuspected, presently existing or resulting from or attributable to any act or omission of the Released Parties occurring prior to the execution of this Agreement.
Notwithstanding the foregoing release, Employee does not hereby waive or release any right to indemnification as an officer of The Scotts Miracle-Gro Company, and/or its subsidiaries or affiliates, pursuant to The Scotts Miracle-Gro code of regulations, articles of incorporation, and/or director and officer insurance policies. The release contained herein also does not apply to any rights or claims first arising after the Effective Date of this Agreement or to any vested or accrued rights you have in the Scotts Company Retirement Savings Plan and the Scotts Executive Retirement Plan.
Employee agrees not to file any claim or initiate any proceeding, in law or in equity, released by this Agreement. In the event that Employee files any legal action asserting any claim released by this Agreement other than a claim under the Age Discrimination in Employment Act, as amended by the Older Worker Benefit Protection Act, Employee must immediately repay to Company the value of the Special Payment described in the description of Retirement Benefits set forth herein as a condition precedent to the maintenance of such a lawsuit, and Employee shall reimburse Company for all costs, including attorney fees, incurred in defense of such claim or proceeding; provided, however, that the terms of this paragraph shall not permit the setting aside of this Agreement by repayment of such pay without adjudication by a court that this Agreement is otherwise invalid.
     3. Knowing and Voluntary Act. Employee acknowledges and agrees that the release set forth above is a general release. Employee, having been encouraged to and having had the opportunity to be advised by counsel, expressly waives all claims for damages which exist as of this date, but of which Employee does not now know or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, and which, if known would materially affect Employee’s decision to enter into this Agreement. Employee further agrees that Employee accepts the Pay and Benefits as a complete compromise of matters involving disputed issues of law and fact and assumes the risk that the facts and law may be other than Employee believes. Employee further acknowledges and agrees that all the terms of this Agreement shall be in all respects effective and not subject to termination or rescission by reason of any such differences in the facts or law, and that Employee provides this release voluntarily and with full knowledge and understanding of the terms hereof.

     4. Compliance with Older Workers Benefit Protection Act. Employee specifically acknowledges and understands that this Agreement is intended to release and discharge any claims of Employee under the Age Discrimination in Employment Act, as amended by the Older Worker Benefit Protection Act. Employee has 21 days in which to consider this Agreement and will have 7 days in which to revoke Employee’s acceptance after signing this Agreement. To revoke, Employee must deliver written notice of revocation to Denise Stump, Company’s Executive Vice President, Human Resources. This Agreement will not be effective or enforceable until the revocation period has expired, provided that during such time Employee does not revoke Employee’s acceptance (the “Effective Date”). Employee is cautioned and encouraged to seek the advice of counsel of Employee’s own choosing before signing this Agreement.
     5. Non-disparagement. Employee agrees that Employee will not make any statement to any third party that Employee could reasonably foresee would cause harm to the personal or professional reputation of the Released Parties.
     6. No Admission of Liability. Neither this Agreement, nor any term contained herein, may be construed as, or may be used as, an admission on the part of either party of any fault, wrongdoing, or liability whatsoever.
     7. Return of Property. Employee agrees to return all Company property remaining in Employee’s possession or control, including without limitation any and all equipment, documents, credit cards, hardware, software, source code, data, keys or access cards, files, or records on or before the Retirement Date.
     8. Confidentiality. This Agreement is and shall remain confidential. Employee agrees not to, at any time, disclose the terms of this Agreement, in whole or in part, including the existence and amount of the Pay and Benefits, to any individual or entity without the prior written consent of Company or unless required by law. Employee may, however, disclose the terms of this Agreement to Employee’s attorney, tax advisor, and immediate family, provided that any such persons agree in advance to be bound by this confidentiality provision. Employee further acknowledges and agrees that the Employee Confidentiality, Noncompetition, Nonsolicitation Agreement (“ECNN”) between Employee and Company dated April 27, 2005 remains in full force and effect, except that Employee specifically agrees that the restrictions imposed by paragraphs 4 and 5 of the ECNN are hereby extended to November 1, 2010. Employee acknowledges and agrees that Company may advise any entity hereafter employing Employee or evidencing an interest in employing Employee of the existence and provisions of the ECNN and this paragraph. Employee further acknowledges and agrees that Employee’s acceptance of the Terms and Conditions of The Scotts Company Fiscal Year 2005 Executive/Management Incentive Plan also survives this Agreement and remains in full force and effect. Employee expressly agrees to keep and maintain Company confidential information confidential, and not to use or disclose such information, directly or indirectly, without the prior written consent of Company or unless required by law. Employee agrees that the provisions of this paragraph are material terms of this Agreement.
     9. Cooperation with Litigation. Employee will cooperate fully with Company in its defense of any lawsuit filed over matters that occurred during the tenure of Employee’s employment with Company, and Employee agrees to provide full and accurate information with respect to same. Employee further agrees not to assist any party in maintaining any lawsuit against any of the Released Parties, and will not provide any information to anyone concerning any of the Released Parties, unless compelled to do so by valid subpoena or other court order, and in such case only after first notifying Company sufficiently in advance of such subpoena or court order to reasonably allow Company an opportunity to object to same.
     10. Resignation of Offices. You hereby resign all officer and director positions with The Scotts Miracle-Gro Company, and its subsidiaries and affiliates, effective on the Retirement Date.
     11. Choice of Law. The validity, construction and interpretation of this Agreement shall be governed by the laws of the State of Ohio.
     12. Execution in Parts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, and all of which shall constitute a single Agreement.
     13. No Waiver of Terms. Failure to insist upon strict compliance with any of the terms, covenants, or conditions of this Agreement shall not be deemed a waiver of any such term, covenant, or condition, nor shall any failure at any one time or more times be deemed a waiver or relinquishment at any other time or times of any right under this Agreement.
     14. Modifications. No modification or amendment of this Agreement shall be effective unless the same is in a writing duly executed by all the parties hereto.
     15. Assignment. Company may assign, in whole or in part, its rights and obligations under this Agreement, and the rights of Company hereunder shall inure to the benefit of, and the obligations of Company hereunder shall be binding upon, its successors and assigns. Employee’s rights and obligations hereunder may not be assigned.
     16. Survivorship. Should you die or become totally disabled following the Termination Date but before the payments due you under paragraph 1 above have been made to you, any remaining payments shall be made to you (or your designated beneficiary, as applicable) within 90 days of your death or total disability.

     17. Entire Agreement. This Agreement sets forth the entire Agreement between Company and Employee and supersedes and replaces any and all prior or contemporaneous representations or agreements, whether oral or written, relating to the subject matter hereof.
     IN WITNESS WHEREOF, EACH OF THE UNDERSIGNED, HAVING RECEIVED ALL THE ADVICE DEEMED NECESSARY, AND HAVING CAREFULLY READ AND UNDERSTOOD THIS AGREEMENT, DOES HEREBY SIGN AND ACCEPT THIS AGREEMENT AS OF THE DATE SET FORTH BELOW.

July 26, 2005	/s/ Michael P. Kelty

Date	Michael P. Kelty
THE SCOTTS COMPANY LLC
7/26/05

Date	By	/s/ Denise Stump

	Title	EVP, Human Resources Global

EXHIBIT A
BENEFITS AND SPECIAL PAYMENT
Equity
Upon Employee’s Retirement Date, Employee’s unvested options will vest immediately, subject to the approval of the Compensation & Organization Committee of the Board of Directors on or before the November 3, 2005 committee meeting. Following the approval of the committee, Employee will have the shorter of 5 years, or the expiration of a specific grant, to exercise Employee’s options. As of May 16, 2005 Employee was holding $3,192,512 (SMG stock price @ $70.89) in equity (Stock Options, SARs, and Restricted Stock). An equity grant summary is attached for Employee’s information.
Pension
The two tables below show the pension benefit monthly payment options for Employee and Employee’s surviving spouse.
Pension Benefit (Non-Excess) as of November 1, 2005

	Your Monthly Benefit		Monthly Benefit Payable to
Payment Options	Payable on November 1, 2005		Your Surviving Spouse
	To Age 62	From Age 62	To Age 62	From Age 62
50% Joint and Survivor Annuity	$2,414.22	$2,212.25	$1,207.11	$1,106.13

Spouse’s Contingent Annuity	$2,402.07	$2,201.12	$1,292.41	$1,184.29

100% Joint and Survivor Annuity	$2,264.30	$2,074.88	$2,264.30	$2,074.88

10-year Certain & Continuous Annuity	$2,506.76	$2,297.05	$2,506.76	$2,297.05

20-year Certain & Continuous Annuity	$2,340.04	$2,144.28	$2,340.04	$2,144.28

Single Life Annuity	$2,584.82	$2,368.58	N/A	N/A

Pension Benefit (Excess) as of November 1, 2005

	Your Monthly Benefit		Monthly Benefit Payable to
Payment Options	Payable on November 1, 2005		Your Surviving Spouse
	To Age 62	From Age 62	To Age 62	From Age 62
50% Joint and Survivor Annuity	$1,080.40	$1,069.68	$540.20	$534.84

Spouse’s Contingent Annuity	$1,074.97	$1,064.30	$578.38	$572.64

100% Joint and Survivor Annuity	$1,013.31	$1,003.26	$1,013.31	$1,003.26

10-year Certain & Continuous Annuity	$1,121.82	$1,110.68	$1,121.82	$1,110.68

20-year Certain & Continuous Annuity	$1,047.21	$1,036.81	$1,047.21	$1,036.81

Single Life Annuity	$1,156.75	$1,145.27	N/A	N/A

Retiree Medical Benefits
Employee’s options for retiree medical benefits starting November 1, 2005 are shown below. Once Employee is contacted by Fidelity Investments, Employee will need to select one of the four options in order to begin coverage. Please note that these rates assume Employee’s spouse is under age 65.

	Monthly Cost to Michael Kelty
AETNA HMO
Participant	$119.98
Spouse	$119.98

AETNA PPO MEDIUM
Participant	$131.08
Spouse	$131.08

AETNA PPO LOW
Participant	$124.44
Spouse	$124.44

AETNA TRADITIONAL
Participant	$244.42	(under 65)	$91.43	(over 65)
Spouse	$244.42	(under 65)	$91.43	(over 65)

     Note: Rates are updated on a calendar year basis.
Dental and Vision are not offered under retiree medical. These benefits, however, may be elected under COBRA. COBRA election information will be mailed to Employee after Employee’s last day worked. The 2005 monthly COBRA dental and vision rates are:

Plan	Single	Associate & Spouse	Associate & Family
Dental	$27.25	$47.56	$85.25

Vision	$8.80	$13.77	$22.65

     Note: Rates are updated on a calendar year basis.
Other Benefits
Retirement Savings Plan (401k)
Employee’s Retirement Savings Plan (401k) account balance as of May 18, 2005 was $461,178.38. As long as the money remains in the Retirement Savings Plan (401k), Employee may change Employee’s investment fund allocations. Under current law, regulations and plan terms, Employee may keep this money in the Retirement Savings Plan (401k) until age 65.
Executive Retirement Savings Plan (non-qualified plan):
Employee’s Executive Retirement Savings Plan (non-qualified plan) account balance as of May 18, 2005 was $332,410.70. Distributions will be paid automatically in accordance with the elections Employee previously made during the years of Employee’s participation.
Life Insurance
Company Life insurance may be converted to an individual policy.
Financial Planning (AYCO)
Employee may continue to participate in the Company’s Executive Financial Planning Program through the end of the Company’s fiscal year 2006 (i.e. September 30, 2006), at which time services to Employee under this program will cease. If Employee desires not to participate in this program, Employee will receive a cash payment of $4,000, which will be added to the Special Payment described below.
Automobile Allowance
Employee’s automobile allowance will cease on October 25, 2005.
Outplacement
In lieu of Employee participating in the outplacement program from Lee Hecht Harrison, Employee will receive the equivalent value in a cash payment of $4,600, which will be added to the Special Payment described below.
Executive Physical
Employee and Employee’s spouse are eligible to participate in the Company’s Executive Physical Program through the end of the Company’s fiscal year 2006 (i.e. September 30, 2006), at which time services to Employee and Employee’s spouse under this program will cease.

Special Payment
In recognition of Employee’s distinguished service to the Company, Company will, upon Employee’s execution and delivery of this Agreement, provide Employee with a special lump sum payment in the amount of $550,000, less all applicable payroll deductions for federal, state and local taxes, social security deductions, and elected deductions. This payment will be made on the later of November 1, 2005 or 30 days after the Effective Date of this Agreement.
Special Payment

Component	Value
Pay Notice (4 weeks)	$29,710
Service Recognition (2 weeks/year of service)(1)	$386,150
Auto Allowance (1 Year)	$12,000
Medical Coverage (1 Year)	$3,325
Band Adjustment (16 weeks)	$118,815

Total	$550,000
(1) 26 years service
Employee may contact Bob Hanley at (937) 578-5630 in the event Employee has questions about, or needs assistance with, any of the benefits described above. Once Employee has signed this Agreement, Company will initiate contact with Fidelity Investments on Employee’s behalf so that Employee may begin receiving Employee’s pension and retiree medical benefits. Employee may also contact Bob Hanley (within 31 days of your last day worked) in the event Employee’s wishes to convert Employee’s life insurance policy to an individual policy.